Exhibit 10.56

THIRD AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended by this Third Amendment (the “Amendment”).

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, Seagate US LLC (the “Company”) maintains the Plan, which is a nonqualified deferred compensation plan, for the benefit of Directors and eligible employees of the Company and Participating Companies;

WHEREAS, Section 9.4 of the Plan document provides that the Committee has the authority to adopt and execute any amendments to the Plan; and

WHEREAS, pursuant to authority granted to the Committee under Section 9.4, the Committee has determined that it is appropriate to amend the Plan to (1) clarify which bonuses are eligible for deferral; (2) change prospectively, in accordance with the Treasury Regulations promulgated with respect to section 409A of the Internal Revenue Code of 1986, as amended, the deferral election that applies to amounts deferred for services performed during the Company’s final payroll period for a calendar year; and (3) clarify the Plan provisions relating to deferral elections.

NOW, THEREFORE, BE IT RESOLVED, that the Amendment, as set forth in the attached Exhibit A, is hereby approved and adopted effective as specified in Exhibit A.

Exhibit A

THIRD AMENDMENT

SEAGATE DEFERRED COMPENSATION PLAN

The Seagate Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”), is hereby amended as follows:

1.              Effective immediately, Section 1.5 is hereby amended in its entirety to read as follows:

1.5  Bonus.  “Bonus” means the performance-based cash incentive compensation payable to a Participant under any bonus and cash incentive plans of the Company or a Participating Company, including the Key Contributor Performance Bonus Plan and the Executive Performance Bonus Plan, the amount of which, or the entitlement to which, is contingent on the satisfaction of organizational or individual performance criteria. For purposes of the Plan, Bonus shall not include any discretionary bonus payments, including Reward and Recognition bonuses.

2.              Effective immediately, Section 1.18 is hereby deleted and the remaining subsections of Article I are renumbered accordingly, and the Plan is further amended by replacing “Election Period” with “election period” everywhere that “Election Period” appears in the Plan.

3.              Effective immediately, Section 3.1 is hereby amended by deleting and replacing Section 3.1 with the following:

(a)         Annual Elections.  For each Plan Year, a Participant may elect to defer some or all of Base Salary, Bonuses, and/or Commissions to be paid for services to be performed during the Plan Year, and to the extent permitted by this Plan, the time and form of distribution of deferrals.  Deferral Elections are effective on a calendar year basis and become irrevocable no later than the date specified by the Committee, but in any event before the beginning of the Plan Year to which the election relates.  A Participant’s elections will become effective only if the forms required by the Committee have been properly completed and signed by the Participant (including, but not limited to, an electronic form), timely delivered to the Committee, and accepted by the Committee.  A Participant who fails to file elections before the required date will be treated as having elected not to defer any amounts earned during the following Plan Year.

(b)         Special Rules for New Eligible Employees.

(1)         New Hires and Promotions.  The Committee may, in its discretion, permit an Employee who becomes an Eligible Employee after the beginning of a Plan Year to defer Compensation for that Plan Year by filing with the Committee an irrevocable deferral election during the 30 day period following the date the Employee becomes an Eligible Employee.  Any election by an Eligible Employee, pursuant to this Section, to defer Base Salary, Bonuses, and/or Commissions shall apply only to such amounts earned by the Eligible Employee after the date on which the deferral election is filed.  Notwithstanding the foregoing, newly Eligible Employee who participates in any other account balance plan that is aggregated with the Plan pursuant to Code Section 409A shall not be permitted to file an election to defer Compensation in accordance with this Section.

(2)         Formerly Eligible Employees Who Again Become Eligible.  An Employee who again becomes an Eligible Employee after a period of ineligibility may defer Compensation in accordance with Section 3.1(b)(1) only if the Employee was not eligible to defer compensation in the Plan and any other account balance plan aggregated with the Plan pursuant to Code Section 409A for the twenty-four (24) month period ending on the date on which the Employee again became an Eligible Employee. Any Employee who again becomes an Eligible Employee after a period of ineligibility and who has an Account cannot file new distribution elections for previously deferred amounts credited to such Account except as otherwise provided in the Plan.

(c)          Special Rule for Performance-Based Bonuses.  Notwithstanding any provision in the Plan to the contrary, the Committee may, in its discretion, allow a Participant to make a deferral election with respect to a Bonus on or before the date that is six months before the end of the performance period if (1) the Bonus is performance-based compensation within the meaning of Code Section 409A; (2) the performance period is at least 12 consecutive months; and (3) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is filed.  Any election pursuant to this Section shall become irrevocable no later than the earlier of: (a) six months preceding the end of the performance period to which the Bonus relates; or (b) the date as of which the Bonus has become readily ascertainable, within the meaning of Code Section 409A.

(d)         General Rule.        The amount of Compensation that an Eligible Employee or Director may elect to defer is as follows:

(1)         Any whole percentage of Base Salary up to seventy percent (70%);

(2)         Any whole percentage of Bonuses up to one hundred percent (100%); and/or

(3)         Any whole percentage of Commissions up to seventy percent (70%);

provided, however, that, to the extent permitted by Code Section 409A, no election shall be effective to reduce the amount actually paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) FICA and other employment, state, local and foreign taxes payable with respect to the deferred amounts; (ii) any amounts necessary to satisfy any wage garnishment or similar obligations; and (iii) any amounts necessary to satisfy any debt owed by the Participant to the Company.

(e)          Deferral Limits.  The Committee may change the maximum deferral percentages and establish minimum deferral percentages from time to time in its sole discretion.  Any such limits shall be communicated by the Committee.

(f)           Effectiveness of Deferral Election.  An election to defer Base Salary, Bonuses, and/or Commissions shall be effective with respect to Compensation that is paid with respect to services performed  during the Plan Year, and shall apply to defer Compensation paid commencing the first pay period commencing on or after the beginning of the Plan Year (or if approved by the Committee pursuant to Section 3.1(b), beginning with the first pay period that begins after such initial election is filed), and shall remain in effect for the entire Plan Year for which the election relates (or if approved by the Committee pursuant to Section 3.1(b), the remainder of the Plan Year for which the election relates), without regard to the calendar year of payment, notwithstanding any change in the Participant’s Base Salary, Bonuses and/or Commissions during the Plan Year.  Notwithstanding the foregoing, effective as of the date of the first anniversary of this Amendment, a Participant’s deferral election for a Plan Year shall not be effective with respect to Compensation for the final payroll period of the Plan Year if such payroll period contains the last day of the Plan Year (i.e., December 31) and the Compensation for such payroll period is paid in the following Plan Year.  In such event, a Participant’s deferral election (if any) for the following Plan Year shall be effective with respect to Compensation for the final payroll period of the Plan Year, and if Participant does not file a deferral election for the following Plan Year, then no portion of such Compensation for the final payroll period shall be deferred.

(g)          General Rule Applicable to Deferral Elections.  If the Committee determines in good faith that a Participant is no longer an Eligible Employee, the Participant’s deferral elections for the Plan Year (if any) shall continue to the end of the Plan Year, but shall terminate thereafter, and the terms of the Plan shall continue to govern the Participant’s Account until his or her Account has been paid in full.

(h)         Withholding of Deferral Amounts.  The Committee shall have the sole discretion to withhold the percentage of Base Salary, Bonuses and/or Commissions designated by the Participant for deferral for a Plan Year at the times and in the amounts that the Committee, in its sole discretion, selects, which need not be uniform among Participants or as to payments to a single Participant; provided, however, that deferral amounts must be withheld not later than the end of the calendar year during which the Company would otherwise have paid the amounts to the Participant but for the Participant’s deferral election.  Deferrals of Base Salary shall not be withheld during any period in which the Participant is on an unpaid leave of absence. All deferral amounts that are withheld in accordance with this Section shall be deemed for all purposes to comply with the Plan requirements regarding deferrals.

4.              In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, has executed this Amendment to the Plan on December 21, 2012.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ John Cleveland

Title:	VP, Global Compensation & Benefits